Exhibit 99.1

July 29, 2015

CyrusOne Announces General Counsel Transition

DALLAS—(BUSINESS WIRE)— CyrusOne today announced that Thomas W. Bosse, Vice President and General Counsel, will be leaving CyrusOne on August 31, 2015.  Robert M. Jackson has been hired to become Executive Vice President and General Counsel, effective August 31, 2015.  Tom and Robert will work together to ensure a smooth transition over the next few weeks.

“I am very thankful for the leadership and contributions that Tom has made to the company over the past several years,” commented CyrusOne’s President and Chief Executive Officer, Gary Wojtaszek. “He has played an instrumental role in CyrusOne’s success since its infancy when he drafted the first customer data center contract, getting us through the REIT conversion and successful IPO and helping complete our first acquisition. I will miss him and his counsel and wish him great success in the next chapter of his life.”

Robert Jackson will be responsible for providing leadership on all legal matters including transactions, governance, compliance, litigation and risk management, and will report to Gary Wojtaszek. He brings to CyrusOne over two decades of progressive experience as a trusted advisor and a business leader focused on real estate investing, REITs and corporate governance. Most recently, Jackson served as Executive Vice President and Chief Administrative Officer of Storage Post, a privately held owner and operator of self-storage facilities, headquartered in Atlanta, Georgia, where he led the legal, accounting and human resources functions. Prior to that, Jackson was Senior Vice President and General Counsel for Atlanta based Cousins Properties Incorporated (NYSE: CUZ), where he was responsible for the delivery of comprehensive legal services and provided executive leadership to the human resources and information technology departments.  Jackson was previously a partner at Troutman Sanders LLP, an international law firm headquartered in Atlanta, where he advised public and private clients in connection with tax, corporate and real estate matters, specializing in partnerships and joint ventures.

“I am very pleased to welcome Robert to CyrusOne,” said Wojtaszek. “Robert will be a key member of the senior management team and his extensive expertise in real estate, tax, and mergers and acquisitions will be instrumental as the company continues its growth and portfolio expansion.”

In responding to today’s announcement, Jackson said “I am thrilled to join the fantastic team at CyrusOne. I look forward to the opportunity to find ways to leverage my experience to contribute towards the company’s growth objectives.”

Jackson is an active member in his community, currently serving as a Director of the Boys & Girls Clubs of Metro Atlanta and a team manager at the Tophat Soccer Club. He holds a Bachelor of Science degree in finance from the Indiana University Kelley School of Business, a Juris Doctorate, with distinction, from the University of Missouri — Kansas City School of Law and a Masters of Law in Taxation from the University of Florida’s Levin School of Law.

About CyrusOne

CyrusOne (NASDAQ: CONE) specializes in highly reliable enterprise-class, carrier-neutral data center properties. The company provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for nearly 900 customers, including nine of the Fortune 20 and over 160 of the Fortune 1000 or equivalent-sized companies.

CyrusOne’s data center offerings provide the flexibility, reliability, and security that enterprise customers require and are delivered through a tailored, customer service-focused platform designed to foster long-term relationships. CyrusOne’s National IX platform provides robust connectivity options to drive revenue, reduce expenses, and improve service quality for enterprises, content, and telecommunications companies. CyrusOne is committed to full transparency in communication, management, and service delivery throughout its more than 30 data centers worldwide.

CyrusOne Inc.

Investors

Michael Schafer, 972-350-0060

investorrelations@cyrusone.com

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Jacob Smith, 513-671-3811

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